Exhibit 10.17

AGREEMENT

THIS AGREEMENT, made and entered into this 5th day of October, 2007, by and between CHICAGO MERCANTILE EXCHANGE INC. (“CME”) and BOARD OF TRADE OF THE CITY OF CHICAGO, INC. (“CBOT”) (collectively “Employer”) and Bryan Durkin (“Employee”).

R E C I T A L S:

WHEREAS, Employer wishes to retain the services of Employee in the capacity of Managing Director & Chief Operating Officer, upon the terms and conditions hereinafter set forth and Employee wishes to accept such employment;

NOW, THEREFORE, in consideration of the mutual promises contained herein, the parties mutually agree as follows:

1)	Employment. Subject to the terms of the Agreement, Employer hereby agrees to employ Employee during the Agreement Term as Managing Director & Chief Operating Officer, and Employee hereby accepts such employment. Employee shall be employed by CBOT from July 12, 2007 until such time CBOT employees are transferred to employment with CME, which Employer expects to occur effective January 1, 2008. The transfer of Employee’s employment from CBOT to CME shall not constitute a termination of employment for the purposes of this Agreement. Employee shall report to the Employer’s President. The duties of Employee shall include, but not be limited to, the performance of all duties associated with managing and overseeing the day to day functions of the Operations and Technology & Enterprise Computing Divisions. Employee will provide such business and professional services in the performance of his duties that are consistent with Employee’s position as Managing Director & Chief Operating Officer, and as shall reasonably be assigned to him by Employer. Employee shall devote his full time, ability and attention to the business of Employer during the Agreement Term.

Notwithstanding anything to the contrary contained herein, nothing in the Agreement shall preclude Employee from participating in the affairs of any governmental, educational or other charitable institution, engaging in professional speaking and writing activities, and serving as a member of the board of directors of a publicly held corporation (except for a competitor of Employer), provided Employee notifies the Employer’s Board of Directors (“Board”) prior to his participating in any such activities and as long as the Board does not determine that any such activities interfere with or diminish Employee’s obligations under the Agreement. Employee shall be entitled to retain all fees, royalties and other compensation derived from such activities, in addition to the compensation and other benefits payable to him under the Agreement, but shall disclose such fees to Employer.

2)	Agreement Term. Employee shall be employed hereunder for a term commencing on July 12, 2007 and expiring on July 11, 2010, unless sooner terminated as herein provided (“Agreement Term”). The Agreement Term may be extended or renewed only by the mutual written agreement of the parties.

Employee Initials BTD

3)	Compensation.

a)	Annual Base Salary. Effective July 12, 2007, and continuing through the Agreement Term, Employer shall pay to Employee a base salary at a rate not than $500,000 per year (“Base Salary”), payable in accordance with the Employer’s normal payment schedule.

b)	Bonus. Employee shall be eligible to participate in the Amended and Restated Chicago Mercantile Exchange Holdings Inc. (now CME Group Inc.) Annual Incentive Plan (the “AIP”) as in existence or as amended from time to time in accordance with its terms as applicable to Employee.

c)	Equity Compensation.

(1)	CBOT Equity. Equity issued to Employee in 2005 and 2006 under the CBOT Holdings, Inc. 2005 Long-Term Equity Incentive Plan (“CBOT Equity Plan”) shall vest upon the earlier of July 12, 2008 or Employee’s involuntary termination without Cause (as is defined below in Paragraph 6(d)).

(2)	CME Group Equity. Employee shall be eligible to participate in the Chicago Mercantile Exchange Holdings Inc. (now CME Group Inc.) Amended and Restated Omnibus Stock Plan (“CME Equity Plan”), as in existence or as amended from time to time, in accordance with the terms of the CME Equity Plan. In the event of a “Change in Control” (as defined in the CME Equity Plan) that occurs prior to the Employee’s termination of employment with the Employer, all options and shares previously granted to Employee, whether pursuant to this Agreement or otherwise, will have vesting accelerated so as to become 100% vested. Thereafter, the options will continue to be subject to the terms, definitions and provision of the CME Equity Plan and any related equity grant agreement. If Employee is involuntarily terminated without Cause within sixty (60) days prior to a Change in Control, all unvested options and shares which would have been outstanding had the Employee been employed on the date of Change of Control become granted and 100% vested.

4)	Benefits. Employee shall be entitled to insurance, vacation and other employee benefits commensurate with his position in accordance with Employer’s policies for executives in effect from time to time. Employee acknowledges receipt of a summary of Employer’s employee benefits policies in effect as of the date of this Agreement.

5)	Expense Reimbursement. During the Agreement Term, Employer shall reimburse Employee, in accordance with Employer’s policies and procedures, for all proper expenses incurred by him in the performance of his duties hereunder.

6)	Termination.

a)

Death. Upon the death of Employee, this Agreement shall automatically terminate and all rights of Employee and his heirs, executors and administrators to compensation and other benefits under this Agreement shall cease, except for

Employee Initials BTD

compensation which shall have accrued to the date of death, including accrued Base Salary, and other employee benefits to which Employee is entitled upon his death, in accordance with the terms of the applicable plans and programs.

b)	Disability. Employer may, at its option, terminate this Agreement upon written notice to Employee if Employee, because of physical or mental incapacity or disability, fails to perform the essential functions of his position required of him hereunder for a continuous period of 90 days or any 120 days within any 12- month period. Upon such termination, all obligations of Employer hereunder shall cease, except for payment of accrued Base Salary, and other employee benefits to which Employee is entitled upon his termination hereunder, in accordance with the terms of the applicable plans and programs. In the event of any dispute regarding the existence of Employee’s disability hereunder, the matter shall be resolved as follows: (1) by the determination of a physician selected by Employer; (2) Employee shall have the right to challenge that determination by presenting a contrary determination from a physician of his choice; (3) in such event, a physician selected by agreement of the Employee and Employer will make the final determination. Employee shall submit to appropriate medical examinations for purposes of making the medical determinations hereunder.

c)	Cause. Employer may, at its option, terminate Employee’s employment under this Agreement for Cause. As used in this Agreement, the term “Cause” shall mean any one or more of the following:

(1)	any refusal by Employee to perform his duties and responsibilities under this Agreement, as determined after investigation by Employer. Employee, after having been given written notice by Employer, shall have seven (7) days to cure such refusal;

(2)	any intentional act of fraud, embezzlement, theft or misappropriation of Employer’s funds by Employee, as determined after investigation by Employer, or Employee’s admission or conviction of a felony or of any crime involving moral turpitude, fraud, embezzlement, theft or misrepresentation;

(3)	any gross negligence or willful misconduct of Employee resulting in a financial loss or liability to Employer or damage to the reputation of Employer, as determined after investigation by Employer;

(4)	any breach by Employee of any one or more of the covenants contained in Paragraph 7/Attachment A (Acknowledgment and Acceptance of Confidentiality and Intellectual Property Policy) or Paragraph 8/Attachment B (Confidentiality, Non-Competition and Non-Solicitation Agreement);

(5)	any violation of any rule, regulation or guideline imposed by Employer or a regulatory or self regulatory body having jurisdiction over Employer, as determined after investigation by Employer.

The exercise of the right of Employer to terminate this Agreement pursuant to this Paragraph 6(c) shall not abrogate any other rights or remedies of Employer in respect of the breach giving rise to such termination.

Employee Initials BTD

If Employer terminates Employee’s employment for Cause, Employee shall be entitled to accrued Base Salary through the date of the termination of his employment, other employee benefits to which Employee is entitled upon his termination of employment with Employer, in accordance with the terms of the applicable plans and programs. Upon termination for Cause, Employee will forfeit any unvested or unearned compensation or long-term incentives, unless otherwise provided herein or specified in the terms of the applicable plans and programs,

d)	Termination Without Cause. Upon 30 days prior written notice to Employee, Employer may terminate this Agreement for any reason other than a reason set forth in sections (a), (b) or (c) of this Paragraph 6. If, during the Agreement Term, Employer terminates the employment of Employee hereunder, and he is considered to have a “separation from service” as defined in Section 1.409A-1(h) of the Treasury Regulations, for any reason other than a reason set forth in sections (a), (b) or (c) of this Paragraph 6, Employee shall be entitled to:

(1)	receive accrued Base Salary through the date of the termination of his employment, and other employee benefits to which Employee is entitled upon his termination of employment with Employer, in accordance with the terms of the applicable plans and programs;

(2)	subject to Employee’s execution and delivery prior to the Release Deadline (as defined below) of a general release in a form and of a substance satisfactory to Employer, a one time lump sum severance payment equal to 2 times his Base Salary as of the date of Employee’s termination for the remaining term of the Agreement up to a maximum of 24 months of Base Salary, which shall be paid within 14 days of the later of the delivery of such general release to Employer or the date on which such general release becomes irrevocable; and

(3)	payment of Employee’s premiums for continued coverage under Employer’s group health plan for twelve (12) months beginning the first day of the month following the date of termination, if Employee elects, and to the extent Employee is and remains eligible for, such continued coverage under COBRA.

For purposes hereof, the “Release Deadline” means the deadline prescribed by Employer for the execution of the general release described in section (d)(2) of this Paragraph 6, which deadline shall in no event be later than 60 days following the date the Employee’s employment terminates.

e)	Voluntary Termination. Upon 60 days prior written notice to Employer (or such shorter period as may be permitted by Employer), Employee may voluntarily terminate his employment with Employer prior to the end of the Agreement Term for any reason. If Employee voluntarily terminates his employment pursuant to this section (e), he shall be entitled to receive accrued Base Salary through the date of the termination of his employment and other employee benefits to which Employee is entitled upon his termination of employment with Employer, in accordance with the terms of the applicable plans and programs.

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7)	Acknowledgment and Acceptance of Confidentiality and Intellectual Property Policy. The Acknowledgment and Acceptance of Confidentiality and Intellectual Property Policy executed by Employee and attached hereto as Attachment A is incorporated into Paragraph 7 of this Agreement.

8)	Confidentiality, Non-Competition and Non-Solicitation Agreement. The Confidentiality, Non-Competition and Non-Solicitation Agreement executed by Employee and attached hereto as Attachment B is incorporated into Paragraph 8 of this Agreement.

9)	Remedies. Employee agrees that given the nature of Employer’s business, the scope and duration of the restrictions in Paragraphs 7 and 8 are reasonable and necessary to protect the legitimate business interests of Employer and do not unduly interfere with Employee’s career or economic pursuits. Employee recognizes and agrees that a breach of any or all of the provisions of Paragraphs 7 or 8 will constitute immediate and irreparable harm to Employer’s business advantage, for which damages cannot be readily calculated and for which damages are an inadequate remedy. Accordingly, Employee acknowledges that Employer shall therefore be entitled to seek an injunction or injunctions to prevent any breach or threatened breach of any such provision. Such injunctive relief shall not be Employer’s sole remedy. Employee agrees to reimburse Employer for all costs and expenses, including reasonable attorney’s fees and costs, incurred by Employer in connection with the successful enforcement of its rights under Paragraphs 7 and 8 of this Agreement.

10)	Survival. Paragraphs 7, 8, and 9 of this Agreement shall survive and continue in full force and effect in accordance with their respective terms, notwithstanding any termination of the Agreement.

11)	Arbitration. Except with respect to Paragraph 7 and 8, any dispute or controversy between Employer and Employee, whether arising out of or relating to this Agreement, the breach of this Agreement, or otherwise, shall be settled by arbitration in Chicago, Illinois, in accordance with the following:

a)	Arbitration hearings will be conducted by the American Arbitration Association (AAA). Except as modified herein, arbitration hearings will be conducted in accordance with AAA’s rules.

b)	State and federal laws contain statutes of limitation which prescribe the time frames within which parties must file a law suit to have their disputes resolved through the court system. These same statutes of limitation will apply in determining the time frame during which the parties must file a request for arbitration.

c)	If Employee seeks arbitration, Employee shall submit a filing fee to the AAA in an amount equal to the lesser of the filing fee charged in the state or federal court in Chicago, Illinois. The AAA will bill Employer for the balance of the filing and arbitrator’s fees.

d)	The arbitrator shall have the same authority to award (and shall be limited to awarding) any remedy or relief that a court of competent jurisdiction could award, including compensatory damages, attorney fees, punitive damages and reinstatement. Employer and Employee may be represented by legal counsel or any other individual at their own expense during an arbitration hearing.

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e)	Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

f)	Except as necessary in court proceedings to enforce this arbitration provision or an award rendered hereunder, or to obtain interim relief, neither a party nor an arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written consent of Employer and Employee.

12)	Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed given when (i) delivered personally or by overnight courier to the following address of the other party hereto (or such other address for such party as shall be specified by notice given pursuant to this Paragraph) or (ii) sent by facsimile to the following facsimile number of the other party hereto (or such other facsimile number for such party as shall be specified by notice given pursuant to this Paragraph), with the confirmatory copy delivered by overnight courier to the address of such party pursuant to this Paragraph 14:

If Employer, to:

Craig S. Donohue

Chief Executive Officer

Chicago Mercantile Exchange Inc.

30 South Wacker Drive

Chicago, IL 60606

(312) 930-3100

With a copy to:

Kathleen M. Cronin

Managing Director, General Counsel and Corporate Secretary

Chicago Mercantile Exchange Inc.

30 South Wacker Drive

Chicago, IL 60606

(312) 930-3488

If to Employee, to:

Bryan Durkin

17548 Karli Lane

Orland Park, 60467

13)	Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision of this Agreement or the validity, legality or enforceability of such provision in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

14)

Entire Agreement. This Agreement constitutes the entire Agreement and understanding between the parties with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or between the

Employee Initials BTD

parties, written or oral, which may have related in any manner to the subject matter hereof. No other agreement or amendment to this Agreement shall be binding upon either party including, without limitation, any agreement or amendment made hereafter unless in writing, signed by both parties. Employee acknowledges that each of the parties has participated in the preparation of this Agreement and for purposes of principles of law governing the construction of the terms of this Agreement, no party shall be deemed to be the drafter of the same.

15)	Successors and Assigns. This Agreement shall be enforceable by Employee and his heirs, executors, administrators and legal representatives, and by Employer and its successors and assigns.

16)	Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Illinois without regard to principles of conflict of laws.

17)	IRS Code Section 409A. Notwithstanding any provision in this Agreement to the contrary, if any amount payable upon Employee’s termination is deemed by Employer to be subject to Section 409A at the time of payment, such amount shall be paid no earlier than six (6) months after the date of his termination. This Agreement is intended to comply with Section 409A and shall at all times be interpreted and administered in accordance with such intent. To the extent that any provision of the Agreement violates Section 409A, such provision shall be interpreted and/or reformed by Employer to comply with Section 409A.

18)	Acknowledgment. Employee acknowledges that he has read, understood, and accepts the provisions of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

Chicago Mercantile Exchange Inc.	Bryan Durkin

By:	/s/ Bryan Durkin
Date:	Date:	10/5/07

Board of Trade of City of Chicago, Inc.

By:
Date:

Employee Initials BTD

ATTACHMENT A

Acknowledgement and Acceptance of

Confidentiality and Intellectual Property Policy

Acknowledgement and acceptance of the following policies is a condition of your employment with any CME Group Inc. company.

1.	Confidential Information.

a. You acknowledge that the successful development and marketing of CME Group Inc.’s (“CME Group”) and/or any Group Company’s (defined as any subsidiary, and/or any affiliated company) services and products, including CME Group’s trading programs and systems, current and potential customer and business relationships, and business strategies and growth and development plans requires substantial effort and expense. Such efforts generate for CME Group and/or any Group Company valuable and proprietary information (“Confidential Information”), which gives CME Group and/or any Group Company a business advantage over others who do not have such information. Confidential Information includes, but is not limited to, trade secrets; patent applications; inventions and invention disclosures; know- how; works of authorship; design details and specification; business plans and proposals; procurement requirements; employee, prospect and customer lists; trading methodologies; marketing plans, systems and programs; training materials research data bases; computer software; business and contractual relationships, business forecasts, information regarding third parties, formulae related to current futures and proposed products services and other technical, business, and financial information of CME Group and/or any Group Company not generally known to the public. You further acknowledge that during your employment by CME Group or any Group Company, your duties may expose you to Confidential Information, whether generated by CME Group and/or any Group Company or a third party, and you understand and acknowledge that each and every component of the Confidential Information constitutes a protectible business interest of CME Group and/or any Group Company.

b. Throughout your employment with CME Group or any Group Company and at all times thereafter: (i) you will hold all Confidential Information in the strictest confidence, take all reasonable precautions to prevent its inadvertent disclosure to any unauthorized person, and follow all CME Group and/or any Group Company policies protecting the Confidential Information; (ii) you will not, directly or indirectly, utilize, disclose, or make available to any other person or entity, any of the Confidential Information, other than in the proper performance of your duties during your employment with CME Group or any Group Company; and (iii) if you learn that any person or entity is taking or threatening to take any action which would compromise any Confidential Information, you will promptly advise CME Group of all facts concerning such action or threatened action.

c. If you receive any subpoena or become subject to any legal obligation that might require you to disclose Confidential Information, you will provide prompt written notice of that fact to CME Group, enclosing a copy of the subpoena and any other documents describing the legal obligation. In the event that CME Group and/or any Group Company objects to the disclosure of Confidential Information, by way of a motion to quash or otherwise, you agree to not disclose any Confidential Information while any such objection is pending.

d. At the request of CME Group (or, without any request, upon termination of your employment with CME Group or any Group Company for any reason), you will immediately deliver to CME Group (i) all property of CME Group and/or any Group Company that is then in your possession, custody or control, including, without limitation, all keys, access cards, credit cards, computer hardware (including but not limited to any hard drives, diskettes, laptop computers and personal data assistants and the contents thereof, as well as any passwords or codes needed to operate any such hardware), computer software and programs, data, materials, papers, books, files, documents, records, policies, client and customer information and lists, marketing information, design information, specifications and plans, data base information and lists, mailing lists, notes, and any other property or information that you have relating to CME Group and/or any Group Company (whether those materials are in paper or computer-stored form), and (ii) any and all documents or other items containing, summarizing, or describing any Confidential Information, including all originals and copies.

2.	Assignment of Inventions.

a. During and after your employment with CME Group or any Group Company, you will promptly disclose, assign and transfer to CME Group and/or any Group Company any right, title or interest in any inventions, designs, discoveries, works of authorship, creations, ideas, developments, improvements or software (collectively, “Inventions”), that you may have or acquire, in whole or in part, as a result of your employment by CME Group and/or any Group Company. This obligation applies to any Inventions that relate to CME Group’s and/or any Group Company’s business, whether or not the Inventions are created, originated, developed or conceived of by you solely or jointly with others, or during business hours or on personal time, and whether or not the Inventions are protected or protectible under applicable patent, trademark, service mark, copyright or trade secret laws. You hereby transfer such Inventions and all right, title and interest in such Inventions, free of all encumbrances and restrictions, and agree to promptly take any action, including executing and delivering any documentation, deemed necessary by CME Group to effectuate the transfer or prosecution of ownership rights in the United States and any other country as CME Group may request. In the event that you become unable, unavailable or unwilling to execute and/or deliver such documentation, you hereby grant CME Group a power of attorney sufficient to secure for CME Group any statutorily- available protection for such Inventions.

b. Notwithstanding anything else in this Agreement, you understand that Paragraph 2.a. shall not apply to general know how or to an invention for which no equipment, supplies, facility or trade secret information of CME Group and/or any Group Company was used and which was developed entirely on your own time, unless the invention (i) relates to the business of CME Group and/or any Group Company or CME Group’s and/or any Group Company’s actual or demonstrably anticipated research or development or (ii) results from any work you perform or have performed for CME Group and/or any Group Company.

c. You acknowledge that any computer programs, documentation, works of authorship or other copyrightable works that you create in whole or in part during your employment with CME Group and/or any Group Company shall: (i) be considered “works made for hire” under Section 101 of the U.S. Copyright Act, 17 U.S.C. § 101; (ii) be considered part of the Confidential Information; and (iii) be covered by Paragraph 1 above. In the event that the work is deemed not to constitute such a work made for hire, or in the event that you should otherwise by operation of law be deemed to retain any rights (whether moral rights or otherwise) to any work, you agree to assign to CME Group and/or any Group Company, without further consideration, the entire right, title and interest in and to each and every such work.

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d. In recognition that the unauthorized disclosure, copying or use of any CME Group and/or any Group Company Inventions will cause irreparable harm and significant injury to CME Group, you grant a power of attorney to CME Group sufficient to obtain any injunctive relief CME Group may seek to enforce the provisions of this agreement.

I have read and understand the above description of CME Group policies regarding Confidential Information and Assignment of Inventions. I acknowledge and confirm that I will comply with these policies.

9/11/07	Bryan T. Durkin
Date	Name (Please Print)

/s/ Bryan T. Durkin
Signature

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ATTACHMENT B

CONFIDENTIALITY, NON-COMPETITION AND NON-SOLICITATION AGREEMENT

This Confidentiality, Non-Competition and Non-Solicitation Agreement (the “Agreement”), is made and entered into this 11th day of September 2007, by and between Bryan Durkin (“Employee”) and The Board of Trade of the City of Chicago, Inc. a CME Group Inc. company, (“Employer” or “CBOT”), a Delaware Corporation, having its principal place of business at 20 South Wacker Drive, Chicago, Illinois.

R E C I T A L S:

WHEREAS, Employee is employed by CBOT in the capacity of Managing Director & Chief Operating Officer;

WHEREAS, CBOT is a wholly-owned subsidiary of CME Group Inc.;

WHEREAS, in performing the job functions of Managing Director & Chief Operating Officer and any subsequent executive or managerial position, Employee has had, and will continue to have, personal contact with customers, business partners, and employees of CBOT, CME Group Inc. and their subsidiary and affiliate companies (collectively “CME Group”), and Employee has had, and will continue to have, access to CME Group confidential, proprietary and trade secret information;

WHEREAS, CME Group has a legitimate business interest in maintaining its customer and employee relationships and protecting its confidential, proprietary and trade secret information from disclosure, and Employee acknowledges CME Group’s legitimate interests in protecting these relationships and this information;

WHEREAS, Employee is eligible to receive equity in CME Group pursuant to the Amended and Restated Omnibus Stock Plan and, as a condition to Employee’s continued eligibility to receive such equity and Employee’s continued employment with CBOT and/or any other CME Group Inc. subsidiary, Employee agrees to accept certain restrictions on Employee’s activities both during and after employment with CBOT and/or any other CME Group Inc. subsidiary which protect CME Group’s legitimate interests in its customer and employee relationships and confidential, proprietary and trade secret information;

NOW, THEREFORE, in consideration of such employment, the benefits pertaining thereto, and other mutual promises, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged.

1. Confidential Information.

a. Employee acknowledges that the successful development and marketing of CME Group’s services and products, including CME Group’s trading programs and systems, current and potential customer and business relationships, and business strategies and growth and development plans requires substantial effort and expense. Such efforts generate for CME Group valuable and proprietary information (“Confidential Information”), which gives CME Group a business advantage over others who do not have such information. Confidential Information includes, but is not limited to, trade secrets: business plans and proposals; prospect and customer lists; trading methodologies; marketing plans, systems and programs; training materials; research data bases; computer software; and other technical business, and financial information of CME Group not generally known to the public. Employee further acknowledges that during Employee’s employment by CBOT and/or any other CME Group Inc. subsidiary, Employee’s duties will expose Employee to Confidential Information, and Employee understands and acknowledges that each and every component of the Confidential Information constitutes a protectible business interest of the CME Group.

b. Throughout Employee’s employment with CBOT and/or any other CME Group Inc. subsidiary and at all times thereafter: (i) Employee will hold all Confidential Information in the strictest confidence, take all reasonable precautions to prevent its inadvertent disclosure to any unauthorized person, and follow all CME Group policies protecting the Confidential Information; (ii) Employee will not, directly or indirectly, utilize, disclose, or make available to any other person or entity, any of the Confidential Information, other than in the proper performance of Employee’s duties during Employee’s employment with CBOT and/or any other CME Group Inc. subsidiary; and (iii) if Employee learns that any person or entity is taking or threatening to take any action which would compromise any Confidential Information, Employee will promptly advise CME Group of all facts concerning such action or threatened action.

c. If Employee receives any subpoena or becomes subject to any legal obligation that might require Employee to disclose Confidential Information, Employee will provide prompt written notice of that fact to CME Group, enclosing a copy of the subpoena and any other documents describing the legal obligation. In the event that CME Group objects to the disclosure of Confidential Information, by way of a motion to quash or otherwise, Employee agrees to not disclose any Confidential Information while any such objection is pending.

d. At the request of CME Group (or, without any request, upon termination of Employee’s employment with CBOT and/or any other CME Group Inc. subsidiary for any reason), Employee will immediately deliver to CME Group (i) all property of the Employer that is then in Employee’s possession, custody or control, including, without limitation, all keys, access cards, credit cards, computer hardware (including but not limited to any hard drives, diskettes, laptop computers and personal data assistants and the contents thereof, as well as any passwords or codes needed to operate any such hardware), computer software and programs, data, materials, papers, books, files, documents, records, policies, client and customer information and lists, marketing information, design information, specifications and plans, data base information and lists, mailing lists, notes, and any other property or information that Employee has relating to CME Group (whether those materials are in paper or computer-stored form), and (ii) any and all documents or other items containing, summarizing, or describing any Confidential Information, including all originals and copies.

2. Non-Competition. For a period of nine (9) months following the termination of Employee’s employment with CBOT and/or any other CME Group Inc. subsidiary for any reason, the Employee will not (i) be employed in an executive or managerial capacity by, or (ii) provide, whether as an employee, independent contractor, consultant, or otherwise, any services of an executive or managerial nature or any services similar to those provided by the Employee to CME Group during Employee’s employment with CBOT and/or any other CME Group Inc. subsidiary to, any derivatives exchange or clearing house. Employee acknowledges that the restrictions contained in this Paragraph 2 are necessary to protect CME Group’s legitimate interests in its Confidential Information and customer relationships.

3. Non-Solicitation of Employees. Employee agrees that during the term of this Agreement and for a period of one (1) year following the termination of his employment with CBOT and/or any other CME Group Inc. subsidiary for any reason, Employee shall not employ, retain, solicit, for employment or retention, knowingly assist in the employment or retention of, or seek to influence or induce to leave CBOT’s and/or any other CME Group Inc.’s subsidiary’s employment or service, any person who is employed or otherwise engaged by CBOT and/or any other CME Group Inc.’s subsidiary at any time during the one-year period ending on Employee’s last day of employment with CBOT and/or any other CME Group Inc. subsidiary. Employee acknowledges that Employer invests a substantial amount of time and money in recruiting and training, and shares Confidential Information with, its employees. Employee further acknowledges that the restrictions contained in this Paragraph 3 are necessary to protect CME Group’s legitimate interests in its Confidential Information and employee relationships.

4.	Assignment of Inventions.

a. During and after Employee’s employment with CBOT and/or any other CME Group Inc. subsidiary, Employee will promptly disclose, assign and transfer to CME Group any right, title or interest in any inventions, designs, discoveries, works of authorship, creations, ideas, developments, improvements or software (collectively, “Inventions”), that Employee may have or acquire, in whole or in part, as a result of Employee’s employment by CBOT and/or any other CME Group Inc. subsidiary. This obligation applies to any Inventions that relate to CME Group’s business, whether or not the Inventions are created, originated, developed or conceived of by Employee solely or jointly with others, or during business hours or on personal time, and whether or not the Inventions are protected or protectible under applicable patent, trademark, service mark, copyright or trade secret laws. Employee will transfer such Inventions free of all encumbrances and restrictions, and promptly take any action, including executing and delivering any documentation, deemed necessary by CME Group to effectuate the transfer or prosecution of ownership rights in the United States and any other country as CME Group may request.

b. Notwithstanding anything else in this Agreement, Employee understands that Paragraph 4.a. shall not apply to general know how or to an invention for which no equipment, supplies, facility or trade secret information of CME Group was used and which was developed entirely on Employee’s own time, unless the invention (i) relates to the business of CME Group or CME Group’s actual or demonstrably anticipated research or development or (ii) results from any work Employee performs or has performed for CME Group.

c. Employee acknowledges that any computer programs, documentation, works of authorship or other copyrightable works that Employee creates in whole or in part during Employee’s employment with CBOT and/or any other CME Group Inc. subsidiary shall: (i) be considered “works made for hire” under Section 101 of the U.S. Copyright Act, 17 U.S.C. § 101; (ii) be considered part of the Confidential Information; and (iii) be covered by Paragraph 1 above. In the event that the work is deemed not to constitute such a work made for hire, or in the event that Employee should otherwise by operation of law be deemed to retain any rights (whether moral rights or otherwise) to any work, Employee agrees to assign to CME Group, without further consideration, the entire right, title and interest in and to each and every such work.

5. Enforcement.

a. Employee agrees that given the nature of CME Group’s business, the scope and duration of the restrictions contained Paragraphs 1 through 5 of this Agreement are reasonable and necessary to protect the legitimate business interests of CME Group and do not unduly interfere with Employee’s career or economic pursuits. Employee recognizes and agrees that any breach or threatened or anticipated breach of any part of Paragraphs 1 through 4 of this Agreement will result in irreparable harm and continuing damage to CME Group, and that the remedy at law for any such breach or threatened or anticipated breach will be inadequate. Accordingly, in addition to any other legal or equitable remedies that may be available to CME Group, Employee agrees that CME Group shall be entitled to seek and obtain an injunction or injunctions, without bond or other security, to prevent any breach or threatened or anticipated breach of any such section. Employee agrees to reimburse CME Group for all costs and expenses, including reasonable attorney’s fees and costs, incurred by CME Group in connection with the enforcement of its rights under this Agreement.

b. If any part of this Agreement is held void, illegal, or unenforceable, or in conflict with any applicable law, every other term of this Agreement shall remain valid and fully enforceable. If any court refuses to enforce any part of this Agreement as written, the court shall modify that part to the minimum extent necessary to make it enforceable under applicable law, and shall enforce it as so modified. The parties recognize and agree that this Agreement is not intended to restrict Employee’s activities in violation of Rule 5.6 of the Illinois Rules of Professional Conduct or any similar rule of another state or court, and if any court refuses to enforce any part of this Agreement as written because that part is deemed to violate Rule 5.6 or any such similar rule, the court shall modify that part to the minimum extent necessary to make it fully enforceable as to any and all activities not covered by such rule.

6. Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed given when (i) delivered personally or by overnight courier to the following address of the other party hereto (or such other address for such party as shall be specified by notice given pursuant to this Paragraph 6) or (ii) sent by facsimile to the following facsimile number of the other party hereto (or such other facsimile number for such party as shall be specified by notice given pursuant to this Paragraph 6), with the confirmatory copy delivered by overnight courier to the address of such party pursuant to this Paragraph 6:

If to CME Group, to:

Craig S. Donohue

Chief Executive Officer

Chicago Mercantile Exchange Inc.

20 South Wacker Drive

Chicago, IL 60606

(312) 930-8275

With a copy to:

Kathleen M. Cronin

Managing Director, General Counsel and Corporate Secretary

Chicago Mercantile Exchange Inc.

20 South Wacker Drive

Chicago, IL 60606

(312) 930-3488

If to Employee, to:

Bryan Durkin

17548 Karlin Ln

Orland Park, II 60467

7. Entire Agreement. This Agreement constitutes the entire Agreement and understanding between the parties with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or between the parties, written or oral, which may have related in any manner to the subject matter hereof. No other agreement or amendment to this Agreement shall be binding upon either party including, without limitation, any agreement or amendment made hereafter unless in writing, signed by both parties.

8. Successors, and Assigns. This Agreement shall be enforceable by CME Group and its successors and assigns.

9. Governing Law and Jurisdiction. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Illinois without regard to principles of conflict of laws. The state courts of Cook County, Illinois and the United States District Court for the Northern District of Illinois shall have the exclusive jurisdiction over any and all claims, lawsuits and litigation relating to or arising out of this Agreement.

10. Waivers. The failure of Employer at any time or times to enforce this Agreement shall in no manner affect its right at a later time to enforce the same. No waiver by Employer of any provision or of any breach of any covenant in this Agreement shall be effective unless in writing signed by the Chief Executive Officer of CME Group, and no waiver in any one or more instances shall be deemed to be a further or continuing waiver of any such provision or breach in other instances or a waiver of any other provision or breach of any other provision or covenant.

11. Waiver of Jury Trial. EACH PARTY HERETO WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY DISPUTE RELATING TO OR ARISING OUT OF THIS AGREEMENT, AND AGREES TO TAKE ANY AND ALL ACTION NECESSARY OR APPROPRIATE TO EFFECT SUCH WAIVER.

12. At-Will Employment. This Agreement does not in any way change the “at-will” status of Employee’s employment with CBOT and/or any other CME Group Inc. subsidiary, under which either the Employee or CBOT and/or any other CME Group Inc. subsidiary may end the employment relationship at any time with or without cause or notice.

13. Acknowledgment. Employee acknowledges that he has read, understood, and accepts the provisions of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

The Board of Trade of the City of Chicago,		Bryan Durkin
a CME Group Inc. company

By:	/s/ Kathleen M. Cronin	/s/ Bryan T. Durkin
Its:	Managing Director, General Counsel and Corporate Secretary
Date:	9/20/07	Date:	9/11/07